Exhibit 99.1

               NETSCOUT SYSTEMS COMPLETES ACQUISITION OF QUANTIVA

        Combination Adds Advanced Analytics for Automating the Process of Detecting and Diagnosing Application Performance Issues across Converged
                                    Networks

WESTFORD, Mass., April 14 /PRNewswire-FirstCall/ -- NetScout Systems, Inc. (Nasdaq: NTCT), a leading provider of enterprise-wide network and application performance management products and solutions, today announced that it has completed the acquisition of the business and assets of privately held Quantiva Inc., a provider of automated analytics solutions for application performance management. Under the terms of the agreement, the purchase price totaled approximately $9.3 million and was paid in cash.

The acquisition of Quantiva will extend NetScout's leading market position with unique technology that automates the process of detecting and diagnosing application performance problems before they impact critical business services. "Recent events of consolidation in our industry have validated how important network-centric infrastructure performance management is in the marketplace today. NetScout's ability to provide advanced application visibility is one of our competitive strengths," said Anil Singhal, president and CEO of NetScout Systems. "As we integrate Quantiva's innovative analytics with our nGenius solution, we will deliver an automated system for identifying and diagnosing performance anomalies that will enhance NetScout's leadership in networked application performance management."

Quantiva's patent-pending technology uses real time performance metrics to establish statistically expected behavior values using advanced modeling and analytics. When a measurement such as the response time of a critical business application or jitter in a Voice-over-IP call is recognized as being outside of the normal range, Quantiva's software automatically performs diagnostic analysis to determine the likely cause. The final outcome is fewer, more reliable alarms, accompanied by actionable diagnostic results, increasing IT productivity, and improving business service dependability and responsiveness.

"Quantiva's technology provides a top-down approach to identifying and qualifying anomalies affecting service performance so that problem resolution is automated from the business service transaction downwards, across the infrastructure. This provides a structural guarantee that anomalies will not be analyzed, or even worse, presented to IT professionals for review unless they are clearly aligned with a service performance issue," said Dennis Drogseth, vice president, Enterprise Management Associates. "With Quantiva's acquisition, NetScout has the potential to significantly enhance its industry position and market outreach in this consolidating market."

"The Quantiva acquisition is an important milestone in NetScout's strategic direction toward automated performance management," said Mr. Singhal, "and it will give us significant time-to-market acceleration along that path."

About NetScout Systems, Inc.

NetScout Systems, Inc. (Nasdaq: NTCT) is a market leader and pioneer of integrated network and application performance management products and solutions that unify performance across the enterprise. NetScout's nGenius Performance Management System is helping more than 3000 leading companies increase their return on infrastructure investments by optimizing the performance of networks and applications according to business priorities. NetScout is headquartered in Westford, Massachusetts and has offices worldwide. Further information is available at http://www.netscout.com.

NetScout and the NetScout logo, nGenius, and Quantiva are registered trademarks of NetScout Systems, Inc. The CDM logo, MasterCare and the MasterCare logo, are trademarks of NetScout Systems, Inc. Other brands, product names and trademarks are property of their respective owners. NetScout reserves the right, at its sole discretion, to make changes at any time in its technical information and specifications, and service and support programs.

Safe Harbor:

Forward-looking statements in this release are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release, which are not strictly historical statements, including statements concerning the expected effects of the acquisition, expected synergies and product offerings resulting from the acquisition and the plans, objectives and future financial performance of NetScout, constitute forward-looking statements which involve risks and uncertainties. Actual results could differ materially from the forward-looking statements. Risks and uncertainties which could cause actual results to differ include, without limitation, risks and uncertainties associated with the Company's ability to integrate the acquisition successfully, costs associated with the acquisition, the ability to achieve market introduction and acceptance of new products from the acquisition, difficulties in managing geographically dispersed operations, and other factors relating to acquisitions generally, as well as the Company's relationships with strategic partners, dependence upon broad-based acceptance of the Company's network performance management solutions, the Company's ability to achieve and maintain a high rate of growth, introduction and market acceptance of new products and product enhancements such as the delivery of nGenius product platform probes and software solutions and the implementation of the Company's CDM Technology strategy, the ability of the Company to take advantage of service provider opportunities, competitive pricing pressures, reliance on sole source suppliers, successful expansion and management of direct and indirect distribution channels and dependence on proprietary technology, as well as risks associated with a continued climate of tight IT spending, and risks of further slowdowns or downturns in economic conditions generally and in the market for network performance management solutions specifically. For a more detailed description of the risk factors associated with the Company, please refer to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2004 and its quarterly report on Form 10-Q for the quarter ended December 31, 2004 on file with the Securities and Exchange Commission. NetScout assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

     For Further Information:
     Catherine Taylor
     Director of Investor Relations
     NetScout Systems, Inc.
     978-614-4286
     IR@netscout.com

SOURCE  NetScout Systems, Inc.
    -0-                             04/14/2005
    /CONTACT: Catherine Taylor, Director of Investor Relations of NetScout Systems, Inc., +1-978-614-4286, IR@netscout.com/
    /Web site:  http://www.netscout.com/